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Exhibit 11
----------

                               MARCAM CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (In Thousands, Except Per Share Data)
                                  (Unaudited)

                                    Three Months Ended
                                        December 31,
                                       1996      1995
                                     -------   --------

NET LOSS                             $(3,095)  $ (2,849)
                                     =======   ========

PRIMARY EARNINGS PER SHARE
--------------------------

Common Stock:
Shares outstanding from
   beginning  of period               11,431     11,271
Pro rata shares:
  Exercise of stock options                4         40
                                     -------   --------
                                      11,435     11,311
                                     =======   ========

Net loss per share                   $ (0.27)  $ (0.25)
                                     =======   ========

FULLY DILUTED EARNINGS PER SHARE
--------------------------------

Common Stock:
Shares outstanding from
    beginning of period               11,431    11,271
Pro rata shares:
  Exercise of stock options                4        40
                                     -------   -------
                                      11,435    11,311
                                     =======   =======

Net loss per share                   $ (0.27)  $ (0.25)
                                     =======   =======